UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☒	Definitive Proxy Statement.

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.

Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 21, 2006

Dear Stockholder:

It is my pleasure to invite you to attend the 2006 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Thursday, May 18, 2006, at the Hyatt Regency in Reston, Virginia. The following pages contain the Notice of the 2006 Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Our directors and management team will be available to answer questions. We hope that you will be able to attend the meeting.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to promptly vote and submit your proxy instructions by telephone, via the Internet, or by completing and returning your proxy card in the enclosed envelope. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Host’s 2005 Annual Report is also enclosed. We encourage you to read our Annual Report and hope you will find it interesting and useful. Thank you for your continued interest in and support of Host Hotels & Resorts, Inc., and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott
Chairman of the Board

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 18, 2006

To Our Stockholders:

The 2006 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, will be held at 11:00 a.m. on Thursday, May 18, 2006, at the Hyatt Regency in Reston, Virginia. At the meeting, stockholders will be asked to consider and vote on the following matters described in the accompanying proxy statement:

Proposal 1:	Election of directors;

Proposal 2:	Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for 2006; and

Proposal 3:	Consideration of a stockholder proposal on director election by a majority vote standard, if properly presented at the meeting.

Stockholders will also transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof. You may vote if you were a holder of record of our common stock at the close of business on March 29, 2006. Whether or not you plan to attend the annual meeting, please vote in one of the following ways:

•	Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH A. ABDOO
Secretary

April 21, 2006

Please refer to the reverse side of this notice for information on accommodations and directions to the hotel.

2006 ANNUAL MEETING OF STOCKHOLDERS

OF HOST HOTELS & RESORTS, INC.

The 2006 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc. will be held in the Regency Ballroom on the 2nd floor of Hyatt Regency, located at 1800 Presidents Street, Reston, Virginia, on Thursday, May 18, 2006, at 11:00 a.m. local time. Doors to the meeting will open at 10:30 a.m.

A special Stockholder Annual Meeting rate is offered at the hotel for Wednesday, May 17, 2006, the night before the meeting. A limited number of rooms are available for this special rate of $229, single or double occupancy. To receive this special rate, please call 703-709-1234 or 1-800-223-1234 and reference the Host Hotels & Resorts Stockholders block of rooms. All reservations should be received by the hotel no later than May 5, 2006. Applicable taxes and gratuities are additional, and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

Hyatt Regency Reston

1800 Presidents Street

Reston, VA 20190

Telephone: (703) 709-1234

Transportation Aid: If you require transportation assistance, please call the concierge desk at (703) 709-1234.

Parking: Overnight valet parking is $20 per day. There is no charge for self-parking.

Directions to the hotel:

From Downtown D.C.: Take Constitution Avenue across Roosevelt Bridge to Route 66 West. Take Exit 67 to Route 267 West—Dulles Toll Road. Stay in lanes marked Toll Road to local exits and take Exit 12—Reston Parkway. Turn Right at the end of the exit ramp. Turn Left at second light onto Bluemont Way. The hotel is on Presidents Street, immediately on the Right.

From Ronald Reagan National Airport: Take Route 110 North toward Rosslyn to Route 66 West. Take Exit 67 toward 267 West—Dulles Toll Road. Stay in lanes marked Toll Road to local exits and take Exit 12—Reston Parkway. Turn Right at the end of the exit ramp. Turn Left at second light onto Bluemont Way. The hotel is on Presidents Street, immediately on Right.

From Dulles International Airport: Use Access road from Airport. Merge to outer lanes; follow signs for Herndon-Reston and onto 267 East Toll Road toward Washington. Take Exit 12—Reston Parkway. Turn Left at the end of the exit ramp. Turn Left at the third light onto Bluemont Way. The hotel is on Presidents Street, immediately on Right.

From West Falls Church Metro Station: Take Route 7 West—Leesburg Pike. After approximately 4 miles take Exit 267 West - Dulles Toll Road. Take Exit 12—Reston Parkway. Turn Right at the end of the exit ramp. Turn Left at the second light onto Bluemont Way. The hotel is on Presidents Street, immediately on the Right.

From Points North: Take I-95 toward Washington. Exit onto 495 West toward Silver Spring/College Park. Continue on 495, follow signs to Northern Virginia, and cross the Cabin John/American Legion Bridge into Virginia. Take Exit 45A-Route 267 West—Dulles Toll Road. Stay in local lanes and continue through toll to Exit 12—Reston Parkway. Turn Right at the end of the exit ramp. Turn Left at second light onto Bluemont Way. The hotel is on Presidents Street, immediately on the Right.

From Points South: Take I-95 North toward Washington. Take Exit 170 B onto 495 North toward Dulles Airport and Rockville. Take left side Exit 45—Route 267 West—Dulles Toll Road. Stay in local lanes and continue through toll to Exit 12—Reston Parkway. Turn Right at the end of the exit ramp. Turn Left at the second light onto Bluemont Way. The hotel is on Presidents street, immediately on the Right.

PROXY STATEMENT

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

Q:	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you properly sign your proxy card, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate on the proxy card.

Q:	What is a proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual stockholders meeting. This proxy statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your proxy. It is designed to assist you in voting.

Q.	What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must return your voting instructions to your broker according to the broker’s instructions.

Q:	What may I vote on?

You may vote on the following proposals:

(1)	election of Robert M. Baylis, Terence C. Golden, Ann M. Korologos, Richard E. Marriott, Judith A. McHale, John B. Morse, Jr. and Christopher J. Nassetta as directors;

(2)	the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2006; and

(3)	a stockholder proposal to elect directors by a majority vote standard, if properly presented at the meeting.

Stockholders will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Q:	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Wednesday, March 29, 2006, the record date, is entitled to vote at the annual meeting. We are first sending the enclosed proxy card and this proxy statement on April 21, 2006 to all stockholders entitled to vote at the meeting.

Q:	What other information should I review before voting?

For your review, our 2005 Annual Report is being mailed to stockholders with this proxy statement. Although our Annual Report is not part of the proxy solicitation material, we recommend that you review it prior to voting.

Q.	How can I manage the number of Annual Reports I receive?

Our 2005 Annual Report has been mailed to stockholders with this proxy statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000 or by e-mail to ir@hosthotels.com. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Trust Company, N.A. (“Computershare”) toll-free at 1-800-519-3111.

Q.	How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of March 29, 2006 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•	Vote by Telephone. If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 17, 2006. When you call, have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, May 17, 2006. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Q.	Who is acting as my proxy?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you do not indicate how you wish to vote, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2006;

(3)	FOR the stockholder proposal to elect directors by a majority vote standard; and

(4)	In the discretion of your proxies on any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	What if I vote and then change my mind?

You have the right to revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. (The date of your last vote, by either of these methods or by mail, will be the one that is counted.); or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 43069, Providence, Rhode Island 02940.

Q.	How many shares of common stock may vote at the annual meeting?

At the close of business on March 29, 2006, there were 388,985,604 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q.	What vote is required to approve each proposal?

Directors are elected by a plurality of the votes cast at a stockholders meeting at which a quorum is present. In the event there are more nominees than directors to be elected, the top nominees in terms of “for” votes received will be elected directors. Shares not voted will not affect the election of the directors except to the extent that failure to vote for an individual results in another individual’s receiving a larger proportion of votes.

The proposal to ratify the approval of KPMG LLC as independent auditors for 2006 will require approval by a majority of votes cast at the annual meeting.

The stockholder’s proposal to elect directors by a majority vote standard will require approval by a majority of votes cast at the annual meeting.

Q.	What is a “quorum”?

A quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of our common stock. Since there were 388,985,604 shares of common stock outstanding at the close of business on March 29, 2006, the presence of holders of 194,492,803 shares is a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Q.	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “withhold authority” (with respect to the election of the nominees for election as a director), or marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares.

With respect to the election of directors, the proposal to ratify the appointment of auditors, and the stockholder proposal to elect directors by a majority vote standard, abstentions and broker non-votes will have no effect on the results of the vote.

Q.	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to W. Edward Walter and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q.	Who will count the votes?

Representatives of Computershare, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q.	Who pays the cost of this proxy solicitation?

We will bear the entire cost of this proxy solicitation. We have hired the firm of MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, to assist in the solicitation of proxies on behalf of our Board. MacKenzie Partners has agreed to perform these services for a fee of $6,500, plus certain reimbursable expenses. In addition, we will, upon request, reimburse brokerage firms, banks and other nominees who hold our stock on behalf of other beneficial owners for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q.	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Effective at last year’s annual meeting, each director nominee will stand for election every year. The table below contains biographical information about the seven nominees for election as directors. Each nominee has consented to serve if elected, but should any one be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis Director since 1996 Age: 67
Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., PartnerRe Ltd., and is Chairman of the Board of Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art in New York City. Mr. Baylis is also a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden Director since 1995 Age: 61
Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of the DC Public Charter School Association, Stemnion, Inc., Pepco Holdings, Inc. and The Morris and Gwendolyn Cafritz Foundation. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director since 1993 Age: 64
Ms. Korologos is Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Kellogg Company, Microsoft Corporation, and Harman International Industries, Inc.

Richard E. Marriott Chairman of the Board Director since 1979 Age: 67
Mr. Richard E. Marriott is our Chairman of the Board. He is also a Director of the Polynesian Cultural Center, Chairman of the Board of First Media Corporation and the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. Marriott and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Judith A. McHale Director since 2002 Age: 59
Ms. McHale has been President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, since June 2004. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is a Director of Polo Ralph Lauren Corporation. Ms. McHale also serves on the boards of the Sister-to-Sister Everyone has a Heart Foundation, Vital Voices Global Partnership and the Africa Society.

John B. Morse, Jr. Director since 2003 Age: 59
Mr. Morse has served since November 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

Christopher J. Nassetta President and Chief Executive Officer Director since 1999 Age: 43
Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., is Second Vice Chair and serves on the Board of Governors of National Association of Real Estate Investment Trusts, is a member and 2006 chairman-elect of The Real Estate Roundtable, and is a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our Company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for 2006. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of the Company for 2006.

PROPOSAL THREE:

STOCKHOLDER PROPOSAL ON DIRECTOR ELECTION BY A MAJORITY VOTE STANDARD

A stockholder, the Massachusetts State Carpenters Pension Fund, located at 350 Fordham Road, Wilmington, MA, 01887, has informed the Company that it intends to present the proposal set forth below at the annual meeting. As of December 6, 2005, the Massachusetts State Carpenters Pension Fund beneficially owned 7,600 shares of the Company’s common stock. The Board of Directors of the Company is not responsible for the contents of the proposal or the accompanying supporting statement. As explained below, the Board of Directors recommends that you vote FOR this proposal. The proposal is as follows:

“Resolved: That the shareholders of Host Marriott Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (charter or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

Stockholder’s Supporting Statement

In support of the resolution, the Massachusetts State Carpenters Pension Fund has submitted the following statement:

“Our Company is incorporated in Maryland. Among other issues, Maryland corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Maryland law provides that unless a company’s charter or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Maryland Corporate Statutes, Section 2-404(d) Election and tenure of directors).

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Mirco Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important director election reform.”

Board of Directors’ Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal, which is identical to the proposal submitted by the same stockholder last year. Unlike last year, however, the Board now recommends a vote in favor of the proposal.

The proposal requests that the Company adopt a majority voting standard for uncontested director elections so that stockholders have a more meaningful role in the director election process. In the past year a number of companies have adopted this standard and the Board believes that this trend will continue. In addition, the Board notes that the proposal received considerable support from stockholders at last year’s annual meeting as approximately 46% of the shares voted were voted in favor of the proposal.

Corporate governance experts believe that the majority vote standard will likely become the norm over the next few years. Substantial discussion and commentary over the past year also now provide valuable guidance on practical solutions to the numerous issues posed by implementation of a majority vote rule. These implementation concerns were a primary reason the Board recommended a vote against the proposal last year.

The Board is committed to good governance practices and has implemented a variety of measures in recent years, discussed elsewhere in this proxy statement, to strengthen the Company’s governance processes. In 2004, we voted to declassify the Board of Directors and starting last year each and every director is subject to stockholder consideration on an annual basis. Based on the Board’s continued evaluation of this proposal and further developments in favor of the majority vote standard, the Board believes that support for the proposal is now warranted.

For these reasons, the Board unanimously recommends a vote FOR the stockholder proposal.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Corporate Governance

The Board of Directors continually reviews the Company’s corporate governance practices. In recent years, the Board has implemented numerous corporate governance enhancements to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. In 2004 the Board recommended, and the stockholders approved, an amendment to the Company’s charter declassifying the Board of Directors. Effective with the 2005 annual meeting, all directors are elected on an annual basis. The Company’s Corporate Governance Guidelines, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees and a code of business conduct and ethics and conflict of interest policy for the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Under our Corporate Governance Guidelines, non-management directors meet in executive session without management on a regular basis. In 2005, the Board met eight times, four regularly scheduled meetings and four additional meetings. Executive sessions were held after five of the eight meetings of the Board, including all regularly scheduled meetings. The purpose of the sessions is to promote open discussions among the non-management directors. Judith A. McHale, as chair of the Nominating and Corporate Governance Committee, served as the presiding director at executive sessions in 2005, and will do so again in 2006. The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of: the full Board of Directors, the presiding director or the non-management directors as a group, by writing to the Board of Directors, the Presiding Director or the Non-Management Directors at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain copies of all stockholder communications and maintain a record of whether the communications were forwarded and, if not, the reason why.

Board Meetings

The Board met eight times in 2005. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend the annual meeting of stockholders. All directors attended the annual meeting in 2005.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. A director is not considered independent if, within the past three years: the director was employed by the Company (except on an interim basis), or an immediate family member of the director was an officer of the Company; the director or an immediate family member was affiliated with or employed by the Company’s internal or external auditors; the director or an immediate family member was employed by a company when a present officer of the Company sat on that company’s compensation committee; the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; the director is an employee or an executive officer, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company of over $1 million or 2% of that company’s consolidated gross revenue over one fiscal year. In addition, the Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than the director fees described below under “Compensation of Directors”; and whether the Company and/or any of its affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.

Consistent with these considerations, the Board affirmatively determined that five of the Company’s seven directors are independent. Messrs. Marriott and Nassetta are not independent because they are Company employees.

Committees of the Board

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors. Committee assignments are generally made in May after the annual meeting of stockholders by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Members: John B. Morse, Jr. (Chair), Terence C. Golden and Robert M. Baylis. Each current member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2005: seven

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Compensation Policy Committee

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith McHale.

Number of Meetings held in 2005: five

Functions:

•	oversees compensation policies and plans for Company employees on an ongoing basis;

•	reflects the Company’s compensation philosophy in structuring compensation programs;

•	approves the goals and objectives for compensation of senior officers of the Company;

•	advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews the compensation of non-management directors;

•	reviews the Company’s succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

The Compensation Policy Committee’s Annual Report on Executive Compensation appears later in this proxy statement.

Nominating and Corporate Governance Committee

Members: Judith A. McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr.

Number of Meetings held in 2005: three

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	oversees the annual evaluation of the Board, its committees and management; and

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

— qualifications of director candidates;

— selection of committee chairs and committee assignments; and

— implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business and experience in running a major enterprise. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description, and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

Compensation of Directors

Directors are compensated partially in cash and partially in our common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees. In 2005, non-employee directors received an annual retainer fee of $35,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors. If the director attended more than one meeting on a given day, an attendance fee is paid for each meeting. Effective January 1, 2006, non-employee directors will receive annual retainer fees of $50,000. The $1,250 fee for attending meetings of the Board, its Committees and the annual meeting of stockholders remains the same.

Committee Chair Retainers. In 2005, the chair of each Committee of the Board received a retainer fee of $7,500. Effective January 1, 2006, the Board increased the annual chair retainer fee for the director serving as the chair of the Audit Committee to $10,000 and retained the chair retainer fee of $7,500 for directors serving as chairs of other committees.

Annual Stock Awards. Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive annual awards of common stock equivalents in addition to their annual retainer and attendance fees. The annual award of common stock equivalents in 2005 was equal in value to the $35,000 annual retainer fee and was credited to the directors immediately following the annual meeting of stockholders. The number of common stock equivalents is based on the fair market value of our common stock on the date of the annual meeting. The common stock equivalents are converted into shares of common stock only after a director stops serving on our Board. In 2005, each such award was for 2,059 common stock equivalents. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on our common stock. Effective January 1, 2006, the amount of common stock equivalents received by non-employee directors was increased in value to $50,000.

Deferral of Payment. Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred are credited as common stock equivalents, which are then converted into shares of our common stock only after a director stops serving on our Board. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on our common stock.

Other Compensation. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. In addition, to encourage our directors to visit and personally evaluate our properties and the manager of a majority of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, and directors are reimbursed for taxes associated with the value of this benefit. The cost of these services for each independent director paid in 2005, including the reimbursement for tax liability, was as follows: Robert M. Baylis $7,434; Terence C. Golden $25,212; Ann McLaughlin Korologos $14,591; Judith A. McHale $39,851; and John B. Morse, Jr. $26,277.

Stock Ownership Guidelines. The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from the Company, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Employee directors are subject to separate stock ownership guidelines applicable to corporate officers.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The following table shows, for the last three fiscal years, a summary of the compensation paid to our Chief Executive Officer and our four other most highly compensated persons serving as executive officers at the end of 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation (3) ($)	Restricted Stock Awards ($)		All Other Compensation (4) ($)
Richard E. Marriott	2005	350,000	359,450	0	0		12,600
Chairman of the Board	2004 2003	363,462 348,888	388,500 261,666	7,201 79,805	0 0		36,808 657,625	(5)

Christopher J. Nassetta	2005	800,000	1,092,800	38,576	5,000,000	(6)	66,681
President and Chief Executive Officer	2004 2003	830,769 800,000	1,172,000 808,000	3,460 40,707	0 9,426,139	(7)	110,645 66,719

W. Edward Walter	2005	467,250	487,108	36,328	2,000,000	(6)	57,362
Executive Vice President, Chief Financial Officer	2004 2003	485,221 467,250	542,477 357,446	34,218 4,515	0 6,472,533	(7)	70,900 52,409

James F. Risoleo	2005	400,000	416,800	19,154	1,500,000	(6)	38,690
Executive Vice President, Chief Investment Officer	2004 2003	415,385 397,219	464,400 500,000	37,560 48,378	0 3,077,924	(7)	67,718 38,680

Minaz Abji (8)	2005	375,000	380,438	5,847	1,000,000	(6)	31,638
Executive Vice President, Asset Management	2004 2003	389,423 146,918	433,875 386,188	11,887 0	0 1,521,625	(7)	29,276 0

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The annual rates for each of the named executive officers for 2003 through 2005 were:

	2005	2004	2003
Mr. Marriott	$350,000	$350,000	$350,000	*
Mr. Nassetta	$800,000	$800,000	$800,000
Mr. Walter	$467,250	$467,250	$467,250
Mr. Risoleo	$400,000	$400,000	$400,000	*
Mr. Abji	$375,000	$375,000	$375,000	*

*	For Messrs. Risoleo and Marriott, the annual rate increases became effective January 30, 2003. As discussed in footnote 8, Mr. Abji joined the Company in August 2003.

The amount listed in the salary column reflects the annual rate earned and paid bi-weekly in cash over 27 pay dates during 2004 and 26 pay dates in 2003 and 2005, including amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

(2)

The amounts listed in the bonus column reflect annual incentive bonus awards paid to each officer or deferred under the Executive Deferred Compensation Plan. These amounts are based on the performance of the Company in achieving financial goals related to funds from operations per diluted share (FFO), the Company’s FFO growth, measured in comparison to other REITs in the NAREIT lodging index, and the performance of each executive officer in meeting individual business objectives set at that time. The criteria for the named executive officers were weighted (i) 80% on the Company’s annual financial performance, of which 70% was based on the Company’s success in achieving its FFO objective and 30% was based on the Company’s success in achieving its relative FFO objective, and (ii) 20% on the executive’s attainment of his individual business objectives.

(3)	Other Annual Compensation includes the total cost of perquisites that executive officers are eligible to receive. These perquisites are tax preparation services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, airline club memberships, and cash compensation for taxes that are associated with each of these benefits. The cost of each of these benefits is as follows:

	Fiscal Year	Mr. Marriott	Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji
Tax preparation	2005	$0	$1,238	$0	$860	$0
	2004	4,000	2,000	0	2,261	898
	2003	200	3,025	1,500	1,350	0

Dining, rooms & hotel services	2005	0	21,059	20,998	9,816	3,160
	2004	0	0	19,568	19,054	5,527
	2003	44,158	21,293	1,480	26,521	0

Airline club memberships	2005	0	0	0	395	0
	2004	0	0	0	395	0
	2003	0	0	0	395	0

Tax reimbursements	2005	0	16,279	15,330	8,083	2,687
	2004	3,201	1,460	14,650	15,850	5,462
	2003	35,447	16,389	1,535	20,112	0

(4)	This column includes the following for 2005:
•	Matching contributions made under the Retirement and Savings Plan for Messrs. Marriott, Nassetta, Walter and Abji in the amount of $6,300 and for Mr. Risoleo in the amount of $2,333.
•	A Company discretionary contribution made under the Retirement and Savings Plan for Messrs. Marriott, Nassetta, Walter, and Abji in the amount of $6,300 and for Mr. Risoleo in the amount of $2,333.
•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Nassetta, $20,531; Mr. Walter, $11,861; Mr. Risoleo, $10,615; and Mr. Abji, $9,519.
•	A Company discretionary contribution made under the Executive Deferred Compensation Plan as follows: Mr. Nassetta, $20,531; Mr. Walter, $11,861; Mr. Risoleo, $10,615; and Mr. Abji, $9,519.
•	In connection with the long-term stock awards granted for the period 2003 – 2005 under the executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance polices and to accept funding under these policies instead of receiving any long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The Company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2005 the total amount reimbursed, including taxes, was: Mr. Nassetta, $13,019; Mr. Walter, $21,040; and Mr. Risoleo, $12,794.

(5)	For Mr. Marriott in 2003 this includes $639,138 which, although no cash payments were paid by the Company or received by Mr. Marriott, is imputed as compensation to him as a result of the Company’s termination and assignment of the split-dollar life insurance agreement between the Company and The REM Insurance Trust in December 2003. The remainder is a matching contribution under the Retirement and Savings Plan of $6,000, a Company discretionary contribution under such plan of $3,000 and a matching contribution under the Executive Deferred Compensation Plan of $9,487.

(6)

On February 9, 2006 the Board approved, on the recommendation of the Compensation Policy Committee, an award of restricted stock to members of senior management, including Mr. Nassetta, Mr. Walter, Mr. Risoleo and Mr. Abji, as allowed for under the 2003-2005 compensation program and in recognition of the significant total stockholder return over the stated performance objectives in the program achieved by the Company for the period 2003-2005. The awards are time-vested over four years based on continued employment with the Company, with 25% vested in each of 2006, 2007, 2008 and 2009. Shares would vest in the event of an executive’s death or disability or upon a change in control of the Company. Cash dividends are accrued and paid only on those shares that vest. All shares were valued at $20.00 share, the closing price of our common stock on the New York Stock Exchange on February 9, 2006, the date of grant. The table below shows the total restricted stock award for each of the named executive officers:

Name	Restricted Stock Award
Mr. Nassetta	250,000
Mr. Walter	100,000
Mr. Risoleo	75,000
Mr. Abji	50,000

(7)	In January 2003, the Compensation Policy Committee approved long-term incentive stock awards for senior management for the three-year period 2003-2005. As described below, these stock awards vested over the three-year period from 2003 to 2005 based 75% on the achievement of annual performance criteria and 25% on continued employment until December 31st of each year in the vesting period. Although the grants vest over three years, the summary compensation table reflects the total dollar value of the award on the day it was granted. The awards granted in 2003 to Messrs. Nassetta, Walter and Risoleo for the three-year period 2003 to 2005 are valued at $8.02 per share, the closing price of our common stock on the New York Stock Exchange on January 30, 2003, the date of grant. The award granted to Mr. Abji in 2003 for the three-year period 2003 to 2005 is valued at $9.94 per share, which is the closing price of our common stock on the New York Stock Exchange on August 11, 2003, the date of his grant. The executive compensation program for 2003-2005 has now ended and the table below shows the total shares granted in 2003 to each executive officer for the three year period 2003-2005 and the release in each year of the program.

Name	Total Award Granted in 2003 for 2003-2005	2003 Release	2004 Release	2005 Release
Mr. Nassetta	1,175,329	352,598	391,776	430,955
Mr. Walter	807,049	242,114	269,016	295,919
Mr. Risoleo	383,781	115,133	127,928	140,720
Mr. Abji	153,081	23,754	63,344	65,983

Under the 2003-2005 program, 25% of the shares granted vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining 75% of the shares vest based on performance criteria established by the Compensation Policy Committee as follows: (i) twenty-five percentage points may be earned by satisfying an earnings-based measure (based on FFO) established each calendar year, (ii) fifty percentage points may be earned by satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003 to 2005. In the event performance criteria are not satisfied, the shares are forfeited. Cash dividends are only paid on shares of restricted stock that ultimately vest.

(8)	Mr. Abji joined the Company in August 2003. His 2003 salary amount reflects the portion earned from an annual rate of $375,000. His 2003 bonus includes $110,188 of an annual incentive award under the criteria discussed above and a signing bonus of $276,000.

Aggregated Stock Option/SAR Exercises and Year-End Value

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options and stock appreciation rights (SARs) in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2005 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter, Abji and Risoleo do not have any options to purchase stock or SARs in the Company. Mr. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with the Company which canceled all of his then outstanding options to purchase common stock and replaced them with stock appreciation rights on equivalent economic terms.

Aggregated Stock Option/SAR Exercises In Last Fiscal Year And Fiscal

Year-End Option/SAR Values

	Shares Acquired on Exercise (#) (1)	Value Realized ($) (2)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	66,685	$1,117,981	0	0	0	0

(1)	The number and terms of these options/SARs reflect several adjustments made as a result of the spin-off of Marriott International, Inc. in October 1993, the spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International, Inc. of Sodexho Marriott Services Corporation in March 1998, and the Company’s conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options/SARs.
(2)	The value realized is based on (i) a per share price for the Company’s common stock of $18.65, reflecting the closing price on the New York Stock Exchange on December 13, 2005, the date of exercise, less (ii) the average base price for the SARs of $1.88 per share.

Equity Compensation Plan Information

	(as of December 31, 2005)
Plan Category	Number of securities (in millions) to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities (in millions) remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by security holders (1)	1.4	$6.04	10.6
Equity compensation plans not approved by security holders	0	0	0

TOTAL	1.4	$6.04	10.6

(1)	Shares indicated are the aggregate of those issuable under the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

Severance and Other Arrangements

Severance Plan

In 2002, the Compensation Policy Committee approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter, Abji and Risoleo. Mr. Marriott is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability, an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under the Company’s life insurance and disability plans applicable to all employees. In connection with long-term stock awards granted under the 2003-2005 executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance policies and to accept the proceeds under these policies instead of receiving any long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The Company annually reimbursed each executive for the cost of each policy;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter; and

•	Change in Control—Termination Without Cause or Voluntary Termination by Executive With Good Reason: an executive terminated following a change in control receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of the Company.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation.

Employment Agreements

The Company does not maintain employment agreements with any of its executive officers.

The following Report of the Compensation Policy Committee on Executive Compensation and the Stockholder Return Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such Report and Graph by reference therein.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Policy Committee of the Board of Directors approves compensation objectives and policies for all employees and oversees and administers the executive compensation program on behalf of the Board and, by extension, our stockholders. The Compensation Policy Committee consists entirely of independent members of the Board of Directors. The Committee met five times during 2005.

Goals of the Program

The Committee established three primary objectives for the executive compensation program for 2003-2005:

•	to foster a strong relationship between stockholder value and executive compensation programs by having a significant portion of compensation comprised of equity-based incentives;

•	to provide annual and long-term incentives that emphasize performance-based compensation contingent upon achieving corporate and individual performance goals; and

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term stockholder value.

Competitiveness Targets

To establish compensation targets, the Committee uses data gathered by independent consultants which reflects the compensation practices for a large group of general industry, lodging and real estate companies. These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation of a diverse group of companies better reflects the labor market for our executives. Based on information collected, the Committee then makes decisions regarding individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team.

Key Elements of Executive Compensation

The key elements of our executive compensation program consist of base salary, annual incentive bonus awards and long-term incentives. The annual incentive bonus award is paid in cash and the long-term incentives consist entirely of restricted stock. As an executive’s level of responsibility increases, a greater portion of total compensation is based on the annual and long-term performance-based incentive compensation and less on salary, creating the potential for greater variability in the individual’s compensation level from year to year. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy.

The Committee generally establishes its executive compensation program for three-year periods and then annually reviews its key elements. The Committee established the current program in 2003 for the fiscal years ending 2003, 2004 and 2005.

Cash Compensation

Base Salary.    Salaries were set at annual rates, based on the level of the position within the Company and the individual’s current and sustained performance results as well as the process used to achieve such results. Salaries are targeted to between the median and 75th percentile of the comparison group. The annual rate for each executive officer and each other member of senior management is reviewed each year by the Committee.

Annual Incentive Bonus Awards.    The Compensation Policy Committee adopted the annual incentive bonus award program for the period 2003 to 2005 to provide management employees of the Company, including executive officers, an opportunity to receive cash incentive awards contingent on the financial performance of the Company and the individual performance of each participant in the program. Under the program, the Committee establishes criteria for the Company’s financial objectives and reviews and approves the individual performance criteria for the named executive officers. In February 2005 the Committee set the following performance goals and criteria for the 2005 program:

•	the performance of the Company during 2005 in achieving its financial goal with respect to the Company’s funds from operations per diluted share (FFO), as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock (the Absolute FFO Objective);

•	the performance of the Company during 2005 in achieving its financial goal with respect to the Company’s funds from operations per diluted share growth, as adjusted to exclude costs incurred in connection with the repayment of debt and preferred stock, measured in comparison to other REITs in the NAREIT lodging index (the Relative FFO Objective); and

•	the performance of each executive officer in meeting individual business objectives set at that time (the Individual Business Objective).

Each objective was set with three separate levels—a threshold level, a target level and a high level. Executives were eligible for annual bonuses based on performance at these levels in an aggregate amount as determined by a percentage of base salary. For Mr. Nassetta the bonus parameters were 50% of base salary for performance at the threshold level, 100% of base salary for performance at the target level and 150% of base salary for performance at the high level. For all other named executive officers, the bonus parameters were 37.5% of base salary for performance at the threshold level, 75% of base salary for performance at the target level and 120% of base salary for performance at the high level. Once the performance level has been established for each objective, the amount of the executive’s bonus is dependent on the relative weighting of the criteria as set by the Committee. For 2005, the criteria for the named executive officers were weighted (i) 80% on the Company’s annual financial performance, of which 70% was based on the Company’s success in meeting its Absolute FFO Objective and 30% was based on the Company’s success in meeting its Relative FFO Objective, and (ii) 20% on the executive’s attainment of his Individual Business Objectives.

The Committee may also, on occasion, grant special cash bonuses to executive officers in recognition of exemplary contributions to the Company and/or for the completion of special projects on behalf of the Company. The Committee did not grant any such cash bonuses to any of the named executive officers in 2005.

Long-Term Incentive Compensation

Restricted Stock.    Long-term incentives consist entirely of restricted stock for senior executives. We do not award stock options to any executives or other members of senior management. We believe that restricted stock creates an incentive for our senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The Comprehensive Stock and Cash Incentive Plan allows the Committee to make awards of stock with restrictions relating to either continued employment (“time-based” awards) or to performance standards that are set by the Committee (“performance-based” awards).

The Committee awarded grants of restricted stock for the three-year period 2003 to 2005 to executives and senior management at the beginning of 2003. Under these grants, twenty-five percent of the shares vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining seventy-five percent of the shares vest based on performance criteria we establish annually as follows: (i) twenty-five percentage points may be earned by satisfying an earnings-based measure (based on funds from operations per diluted share) established each calendar year, (ii) fifty percentage points may be earned by satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003 to 2005. In the event performance criteria are not satisfied, the shares are forfeited. Cash dividends are only paid on shares of restricted stock that ultimately vest.

Additional Information

Other Benefits.    Executive officers are eligible to receive, subject to limitations, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by the Company or managed by the Company’s major operators, tax preparation services, airline club memberships, and cash compensation for taxes that are associated with each of these benefits.

Stock Ownership Guidelines.    As described above, a significant portion of executive compensation consists of equity-based incentives. The Committee expects senior management to retain Host Hotels & Resorts stock to closely align their interests with those of the stockholders and previously adopted stock ownership guidelines for senior management. These guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own stock equal to the following respective multiple of their annual salary rate:

CEO—five times annual salary rate,

Executive Vice Presidents—three times annual salary rate, and

Senior Vice Presidents—two times annual salary rate

CEO Evaluation.    The Committee considers the evaluation of the CEO important and valuable. The Committee considers both quantitative and qualitative measures in assessing the performance of the CEO. In 2005, the Committee gathered information from Board members on the performance of the CEO. The CEO’s individual objectives set forth by the Committee, and used to determine the bonus for 2005, included specific recommendations as a result of that evaluation.

Compensation of the CEO and Named Executive Officers

The Committee reviewed each of the key elements of executive compensation in connection with assessing the performance of the Company, Mr. Nassetta, and other members of senior management

Base Salary:    The Committee reviewed the annual rate for Mr. Nassetta and all other named executive officers in February 2005. Mr. Nassetta’s annual rate remained at $800,000, the level it has been since 2001. The Committee did not increase the annual rate of any other named executive officer in 2005.

Annual Incentive Bonus Award:    As discussed above, Mr. Nassetta’s bonus parameters under the annual incentive award program were 50% of base salary for performance at the threshold level, 100% of base salary for performance at the target level and 150% of base salary for performance at the high level. The criteria for Mr. Nassetta and the other named executive officers were weighted (i) 80% on the Company’s annual financial performance, of which 70% was based on the Company’s success in meeting its Absolute FFO Objective and 30% was based on the Company’s success in meeting its Relative FFO Objective, and (ii) 20% on the executive’s attainment of his Individual Business Objectives. The Committee reviewed the performance criteria in February and March 2006. Based on its review, the Committee determined that the Company’s performance in achieving its Absolute FFO objective was at the high level and its performance in achieving the Relative FFO objective was at the target level. As a result of the Company’s financial and Mr. Nassetta’s individual performance, the Committee awarded Mr. Nassetta a total annual incentive bonus award of $1,092,800 for 2005, which award was 137% of his annual salary rate.

The other named executive officers had an opportunity to receive a bonus generally between 37.5%—120% of their annual salary rate contingent on the achievement of financial and individual performance objectives. They received annual incentive bonus awards for 2005 ranging from 102% to 104% of their base salary.

Long-Term Incentive Compensation:    The Committee also reviewed the criteria for the release of that portion of the multi-year long-term incentive stock award attributable to 2005. The Committee determined that the Company satisfied both the funds from operations per diluted share measure and the total stockholder return measure. In addition, the Committee determined that shares, which had not vested previously because of annual performance measures, satisfied the total cumulative stockholder return that the Committee established in 2003 for the years 2003-2005. Accordingly, the Committee approved the release of the following shares:

Mr. Nassetta	430,955
Mr. Walter	295,919
Mr. Risoleo	140,720
Mr. Abji	65,983

The Committee also recommended, and the Board approved, an award of restricted stock to members of senior management, including Mr. Nassetta, Mr. Walter, Mr. Risoleo and Mr. Abji, as allowed for under the 2003-2005 compensation program, in recognition of the significant total shareholder return over the stated performance objectives in the program achieved by the Company for the period 2003-2005. The 2005 shareholder value awards are time-vested over four years based on continued employment with the Company, with 25% vesting in each of 2006, 2007, 2008 and 2009. The table shows for each of the named executive officers, the total restricted stock award and value of each award on the date of grant, which was $20.00 share, the closing price of our common stock on the New York Stock Exchange on February 9, 2006:

Name	Restricted Stock Award	Value at Grant Date
Mr. Nassetta	250,000	$5,000,000
Mr. Walter	100,000	2,000,000
Mr. Risoleo	75,000	1,500,000
Mr. Abji	50,000	1,000,000

Policy Regarding 162(m)

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., our operating partnership, and not by Host Hotels & Resorts, Inc. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

Summary

The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Robert M. Baylis

Judith A. McHale

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return on our common stock against the cumulative total returns of the Standard & Poor’s Corporation Composite 500 Index and a peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and also assumes the reinvestment of dividends.

Comparisons of Five-Year Cumulative Total Stockholder Returns

2000 – 2005

The peer group index consists of: Boykin Lodging Company (BOY), Felcor Lodging Trust, Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc. (HOT), and Wyndham International, Inc. (WYN).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Ann McLaughlin Korologos, Ms. Judith A. McHale and Mr. Robert M. Baylis served on the Compensation Policy Committee during 2005. None of these persons was an officer or employee of the Company or any of its subsidiaries during 2005, or was formerly an officer or employee of the Company. None of the members of the Compensation Policy Committee had any relationships with the Company or any of its subsidiaries requiring disclosure of interlocks or insider (employee) participation during 2005.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent auditors, is responsible for performing an independent audit of the Company’s financial statements and for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditors. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2005, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•	discussed with Company’s internal and independent auditors the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2005. This report was filed with the Securities and Exchange Commission on March 10, 2006.

The Audit Committee

John B. Morse, Jr., Chair

Terence C. Golden

Robert M. Baylis

AUDITORS FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent auditor, for 2004 and 2005:

	2005	2004
Audit fees (annual financial statements, review of quarterly financial statements and Sarbanes-Oxley 404)	$2,089,914	$2,188,000
Audit-related fees (1)	391,925	541,695
Tax fees	—	—
All other fees	—	—

Total Fees	$2,481,839	$2,729,695

(1)	Audit related fees consisted principally of fees for compliance audits, acquisition and disposition proration audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

The Audit Committee concluded that the provision of these audit-related services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Auditors

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted in 2004. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent auditors, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. For 2005, the Audit Committee pre-approved certain services (and corresponding cost levels) at a meeting held in February 2005. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Chief Accounting Officer to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

In 2004, the Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (which we call the operating partnership) that were beneficially owned as of March 31, 2006 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. As of March 31, 2006, the Company owns approximately 95% of the operating partnership units; no other person or entity is the beneficial owner of 5% or more of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	71,895	*	0	*
Terence C. Golden (3)	123,824	*	0	*
Ann McLaughlin Korologos (3)	34,913	*	0	*
Richard E. Marriott (4)(5)(6)	15,642,305	4.0	140,296	4.0
Judith A. McHale (3)	16,959	*	0	*
John B. Morse, Jr. (3)	8,149	*	0	*
Christopher J. Nassetta (6)	2,601,502	0.7	0	0.7
Non-Director Named Executive Officers:
Minaz Abji (6)	303,909	*	0	*
James F. Risoleo (6)	781,649	0.2	0	0.2
W. Edward Walter (6)	1,316,835	0.3	0	0.3
All Directors and Executive Officers as a group:
(14 persons, including the foregoing)(6)(7)	19,026,661	4.9	140,296	4.9
Certain Beneficial Owners:
Stichting Pensioenfonds ABP (8)	21,327,151	5.5	0	5.5
Wellington Management Company, LLP (9)	25,205,281	6.5	0	6.5

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3)	The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (3) for Mr. Robert M. Baylis and Ms. Ann McLaughlin Korologos, 10,765 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors, plus reinvested dividend equivalents relating thereto.

(4)	Richard E. Marriott, J.W. Marriott, Jr., and other members of the Marriott family and various trusts and foundations established by members of the Marriott family owned beneficially an aggregate of 24,360,221 shares, or 6.3% of the total shares outstanding of our common stock.
(5)	The number of shares of our common stock listed here for Richard E. Marriott includes: (1) 1,465,659 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 505,962 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee; (4) 5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 1,456,500 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 1,303,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(6)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan.
(7)	The number of shares of our common stock listed here includes 68,628 shares which could be acquired through the exercise of stock options to certain executive officers.
(8)	Pursuant to an amendment to Schedule 13G filed with the SEC on February 14, 2006, Stichting Pensioenfonds ABP reports the sole power to dispose of and vote all 21,327,151 shares. Stichting Pensioenfonds ABP reports that it is an entity established under the laws of The Kingdom of the Netherlands which invests funds on behalf of certain employees of The Kingdom of the Netherlands. Their business address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(9)	Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 14, 2006 to report 25,205,281 shares of our common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that it shares the power to dispose of all such shares and shares the power to vote with respect to 21,069,581 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts, 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2005 except as noted below.

Due to an administrative oversight on the part of the Company, Gregory J. Larson, Senior Vice President, Treasurer and Investor Relations, and Pamela K. Wagoner, Senior Vice President, Human Resources, did not timely report the immediate sale of stock issued upon exercise of stock options in the Company’s common stock. For Mr. Larson, the exercise of stock options and sales occurred in November and December, 2005 and were reported on four Statements of Changes in Beneficial Ownership filings and for Ms. Wagoner, the single exercise and sale occurred in 2004. In each case, the exercise of the stock options was timely reported. In addition, Mr. Larson underreported by 404 shares his holdings of Company common stock at the time he became an executive officer in 2005, and this oversight was corrected by filing an amended Initial Statement of Beneficial Ownership of Securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host Hotels & Resorts

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (recently renamed Host Hotels & Resorts, Inc.) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of January 31, 2006, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 12.1% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of our directors until his retirement from our Board in May 2002, beneficially owned approximately 14.9% of the outstanding shares of common stock of Marriott International. J.W. Marriott, Jr. also serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed or operated pursuant to a franchise granted by Marriott International or its affiliates. Effective upon the Company’s name change in April 2006 to Host Hotels & Resorts, Inc. we are no longer utilizing the license granted by this agreement.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2005, we paid Marriott International approximately $97,583 in rental fees for this office space. In addition, we paid Marriott International $100,000 in ground rent in connection with property at the Desert Springs Marriott hotel.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for two Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2005, we and our subsidiaries paid $148.9 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Our agreements with Marriott International typically include the terms described below.

•	General. Under each management agreement, Marriott International provides comprehensive management services for the hotels.

•	Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee, typically 3%, which is calculated as a percentage of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit, up to certain limits (typically 20% of cumulative operating profit), after the owner has received a priority return on its investment in the hotel.

•	Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, risk management services, product planning and development, employee staffing and training, corporate executive management, legislative and governmental representation and certain in-house legal services, and protects trademarks, trade-names and service marks. For the majority of our properties managed by Marriott International, we also have approval rights over the budget, capital expenditures and other matters.

•	Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates.

•	Working Capital and Fixed Asset Supplies. Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment Replacements.    Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review or approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager in an escrow account. However, for 64 of our Marriott hotels, we fund such expenditures directly as incurred from one account which we control, subject to maintaining a minimum balance of the greater of $28 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each of these hotels.

•	Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards, over which we also have approval authority.

•	Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions including the condition that the transferee not be a competitor of the manager.

•	Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of the hotel, we have negotiated rights to terminate management agreements in connection with the sale of certain Marriott-branded hotels within certain limitations, including a remaining pool of 26 hotels. Seventy-one percent of this pool (as measured by EBITDA) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. Additionally, a percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

•	Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, generally a set return on the owner’s investment. Similarly, the majority of our management agreements condition the manager’s right to renew or extend the term upon satisfaction of certain financial performance criteria.

We recently negotiated amendments to various management agreements with Marriott International and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott International in turn agreed to make a cash payment to the Company, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide the Company with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott International’s cash payment for brand reinvestment projects at various hotels in our portfolio.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 31, 2005. These properties are operated by a subsidiary of Marriott International under long-term agreements. In 2005, those partnerships paid fees of approximately $31 million to Marriott International under those agreements. The partnerships also paid approximately $36 million in rent to Marriott International in 2005 for leases of land upon which some of the partnerships’ hotels are located. On March 29, 2005, we sold 85% of our interest in the joint venture to a third party for approximately $92 million. In conjunction with the sale of our interest, the joint venture was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

Acquisition Financing and Joint Venture

Marriott International has in the past provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness as of December 31, 2005 was $6.4 million. In 2005, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2007 annual meeting, we must receive it no later than December 22, 2006. The proposal must comply with the SEC’s proxy rules and should be sent to the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2007 annual meeting, whether or not the proposal or nomination is requested to be included in the proxy statement. Those requirements include written notice to the Secretary (at the above address), no earlier than October 23, 2006 and no later than December 22, 2006, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary.

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be voted promptly and that your shares be represented. Please submit your proxy via the Internet, by phone or by signing, dating and returning your proxy in the enclosed envelope. A copy of our 2005 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Annual Report (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO

Secretary

Dated: April 21, 2006

Annual Meeting Admission Ticket

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DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Host Hotels & Resorts, Inc. 2006 Annual Meeting of Stockholders Thursday, May 18, 2006, 11:00 A.M. EDT

Hyatt Regency Reston, Regency Ballroom 1800 Presidents Street Reston, Virginia 20190

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

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Please mark this box with an X if your address has changed and print the new address below.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

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A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

For Withhold

01 - Robert M. Baylis 02 - Terence C. Golden 03 - Ann M. Korologos 04 - Richard E. Marriott 05 - Judith A. McHale 06 - John B. Morse, Jr. 07 - Christopher J. Nassetta

B Issues

The Board of Directors recommends a vote FOR proposals 2 and 3.

For Against Abstain

2. Ratify Appointment of KPMG LLP as independent auditors.

3. Stockholder Proposal to elect directors by a majority vote standard.

MARK THIS BOX IF YOU WILL ATTEND THE ANNUAL MEETING.

Mark this box with an X if you have made comments below.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereonon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature 1 - Please keep signature within the box Signature 2 - Please keep signature within the box Date (mm/dd/yyyy)

0092061 5UPX COY

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 18, 2006, 11:00 A.M. EDT

Hyatt Regency Reston, Regency Ballroom 1800 Presidents Street Reston, Virginia 20190

AGENDA

1. ELECTION OF DIRECTORS •

2. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

•

3. STOCKHOLDER PROPOSAL TO ELECT DIRECTORS BY A MAJORITY VOTE STANDARD

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TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet, or by completing and mailing the proxy card below.

If you plan on attending the Annual Meeting, please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 18, 2006, 11:00 A.M. EDT

The undersigned appoints Elizabeth A. Abdoo and W. Edward Walter, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 29, 2006 at the Annual Meeting of Stockholders to be held on May 18, 2006, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no instruction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

To vote using the Internet

• Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., New York Time, on May 17, 2006. THANK YOU FOR VOTING